Exhibit 99.1
Vivid Seats Announces Termination of Tax Receivable Agreement and
Elimination of Dual-Class Stock Structure
Strategic Actions Expected to Result in Meaningful Cash Savings
CHICAGO, October 20, 2025 -- Vivid Seats Inc. (NASDAQ: SEAT) (“Vivid Seats”), a leading marketplace that utilizes its technology platform to connect millions of buyers with thousands of ticket sellers across hundreds of thousands of events each year, today announced that it has entered into a Corporate Simplification Agreement to effect a series of transactions that will simplify its organizational structure, including by eliminating its existing dual-class, umbrella partnership C corporation (Up-C) structure and terminating its Tax Receivable Agreement (the “TRA”) in exchange for 403,022 shares of its Class A common stock.
The agreement eliminates $6 million of cash payments that would otherwise have been due in the first quarter of 2026 under the terms of the TRA, as well as future distributions to redeemable noncontrolling interests. Going forward, Vivid Seats will retain 100% of realized tax savings that, but for the TRA termination, would have been payable to the former TRA parties, resulting in up to $180 million of lifetime savings for the company. As a result, Vivid Seats expects to substantially reduce its annual cash tax payments to approximately $3 million, with future taxes primarily the result of taxable income generated in foreign jurisdictions. In addition, Vivid Seats expects to realize approximately $1 million in annual savings from reduced compliance and financial reporting costs associated with a single-class stock structure.
“This agreement results in near-term cash savings while enhancing our long-term cash flow profile with substantial tax amortization offsetting domestic income for the foreseeable future,” said Stan Chia, Vivid Seats’ Chief Executive Officer. “Our streamlined corporate structure will also reduce costs while simplifying financial reporting.”
As part of the transactions, the former TRA parties will exchange all outstanding shares of Vivid Seats’ Class B common stock (and corresponding units of Vivid Seats’ operating subsidiary) for shares of Vivid Seats’ Class A common stock on a one-for-one basis. As a result, Vivid Seats will have a single class of common stock with approximately 10.7 million shares of Class A common stock outstanding (including the shares of Class A common stock issued to Hoya Topco, LLC as consideration for the agreement).
A special committee of Vivid Seats’ Board of Directors, comprised solely of independent and disinterested directors, approved the agreement and transactions. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisors to the special committee. Latham & Watkins LLP acted as legal advisors to Hoya Topco, LLC. Investors will be able to find the full text of the “Corporate Simplification Agreement” when filed by Vivid Seats on a Current Report on Form 8-K.
About Vivid Seats
Founded in 2001, Vivid Seats is a leading online ticket marketplace committed to becoming the ultimate partner for connecting fans to the live events, artists, and teams they love. Based on the belief that everyone should “Experience It Live,” the Chicago-based company provides exceptional value by providing one of the widest selections of events and tickets in North America and an industry leading Vivid Seats Rewards program where all fans earn on every purchase. Through its proprietary software and unique technology, Vivid Seats drives the consumer and business ecosystem for live event ticketing and enables the power of shared experiences to unite people. Vivid Seats has been recognized by Newsweek as one of America’s Best Companies for Customer Service in ticketing. Fans who want to have the best live experiences can start by downloading the Vivid Seats mobile app, going to vividseats.com, or calling 866-848-8499.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, without limitation: the timing and likelihood of the consummation of the TRA termination, the simplification of Vivid Seats’ corporate structure, and the other transactions described herein (collectively, the “transactions”), and the expected benefits therefrom, including future savings; and Vivid Seats’ future tax obligations. Words such as “anticipate,” “believe,” “can,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “propose,” “seek,” “should,” “target,” “will,” and “would,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions, or results, and are subject to risks, uncertainties, and assumptions that can be difficult to predict and/or outside of Vivid Seats’ control. Therefore, actual results may differ materially from those contemplated by any forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: risks related to the diversion of management’s attention from ongoing business operations due to the transactions; risks related to legal proceedings that may arise as a result of or relating to the transactions; changes to applicable laws or fluctuations in Vivid Seats’ taxable income that could impact its ability to realize the expected benefits of the transactions, including future savings; and other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vivid Seats’ most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. Except as required by applicable law, Vivid Seats undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:
Investors
Kate Africk
Kate.Africk@vividseats.com
Media
Julia Young
Julia.Young@vividseats.com